Carbonics Capital Corporation Announces
Acquisition of Westport Energy LLC

Company’s Business to Focus on Energy Exploration
in the Northwestern United States

New York, NY, August 19, 2010 – Carbonics Capital Corporation. (OTCBB: CICS) announced today that its wholly-owned subsidiary, Westport Acquisition Inc., has acquired 100% of the membership interest of Westport Energy LLC, an exploration stage company engaged in the exploration for coalbed methane in the Coos Bay region of Oregon. Westport currently holds leases to approximately 104,000 acres of prospective coalbed methane lands in the Coos Bay Basin.

In consideration for the acquisition, Carbonics issued a senior secured convertible debenture in the principal amount of $27,640,712 to New Earthshell Corporation, the former owner of Westport Energy LLC. The debenture bears interest at the rate of 9% per annum and has a maturity date of August 31, 2012.

In addition, Carbonics also issued to YA Global Investments, L.P. a secured convertible debenture in the principal amount of $650,000, which also bears interest at the rate of 9% per annum and has a maturity date of August 31, 2012. The proceeds from this debenture will be used by Carbonics for its short-term operating needs.

At the closing, Carbonics’ current executive officers resigned from their respective positions and Stephen J. Schoepfer was appointed Chairman, Chief Executive Officer, Chief Financial Officer and Secretary of Carbonics. In addition, Carbonics’ current directors, Kevin Kreisler and Paul Miller, also submitted their resignations, however such resignations shall not become effective until 10 days after an applicable 14f-1 Information Statement regarding the change in the board of directors has been mailed to the shareholders of Carbonics.

The Company will be filing a Current Report on Form 8-K with further details regarding the acquisition of Westport Energy LLC and its related financing.

About Carbonics Capital Corporation

As a result of its recent acquisition of Westport Energy LLC, Carbonics Capital Corporation is now an exploration stage company engaged in the exploration for coalbed methane in the Coos Bay region of Oregon. The Company’s wholly-owned subsidiary, Westport Energy LLC, holds leases to approximately 104,000 acres of prospective coalbed methane lands in the Coos Bay Basin. The Company intends to change its name to “Westport Energy Holdings Inc.” in order to better reflect the new focus of its business.

Safe Harbor Statement - Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements, with words such as "anticipate, "believe," "expect," "future," "may," "will," "should," "plan," "projected," "intend," and similar expressions to identify forward-looking statements. These statements are based on the Company's beliefs and the assumptions it made using information currently available to it. Because these statements reflect the Company's current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the results discussed in the forward-looking statements. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Accordingly, reference should be made to the Company's periodic filings with the Securities and Exchange Commission.

Contacts:

Stephen J. Schoepfer
Chief Executive Officer
T: (609) 498-7029